Exhibit 99.1

Annexon Presents New Neuroprotection Data Showing ANX007 Protects Vision and Vision-Associated Structures in Geographic Atrophy at ARVO 2024 Annual Meeting

ANX007 demonstrated significant, broad-based protection from vision loss in foveal and non-foveal patients, and in low light settings

ANX007 protected key retinal structures important for vision: significant reduction of photoreceptor loss and meaningful slowing of lesion growth measured by retinal pigment epithelium (RPE) loss in the fovea

C1q blockade protected photoreceptor synapses and preserved retinal function in preclinical model, supporting the mechanistic understanding of ANX007 in preserving synaptic structures and visual function

Initiation of Global Pivotal Phase 3 ARCHER II Trial vs. Sham Control Expected mid-2024; Initiation of Pivotal Phase 3 Head-to-head ARROW Trial vs. SYFOVRE® Expected Second Half 2024

BRISBANE, Calif., May 7, 2024 - Annexon, Inc. (Nasdaq: ANNX), a biopharmaceutical company advancing a late-stage clinical platform of novel therapies for people living with devastating classical complement-mediated neuroinflammatory diseases of the body, brain, and eye, today presented new analyses of ANX007 from the Phase 2 ARCHER trial in geographic atrophy (GA), and new preclinical data on the role of C1q in the pathogenic elimination of photoreceptor synapses and their protection with C1q blockade in GA. ANX007 is a first-in-class, non-pegylated antigen-binding fragment (Fab) designed to block C1q and activation of the classical complement cascade locally in the eye with an intravitreal formulation, and is the first therapeutic candidate for the treatment of GA to receive Priority Medicine (PRIME) designation by the European Medicines Agency. The data were presented at the Association for Research in Vision and Ophthalmology (ARVO) 2024 Annual Meeting.

“We are pleased to present additional clinical data from the ARCHER trial that are the first to show preservation of both vision and relevant anatomical structures following ANX007 treatment,” said Douglas Love, president and chief executive officer of Annexon. “These data combined with our robust preclinical work underscore the potential of ANX007’s neuroprotective mechanism of action to protect photoreceptor synapses and visual function and deliver differentiated functional benefit for millions of patients. We look forward to advancing ANX007 into registrational Phase 3 trials in GA expected to initiate by mid- and second half of 2024.”

“These new data reinforce the impressive vision preservation observed with ANX007 treatment in GA which is demonstrated by multiple measures of visual acuity, including in foveal and non-foveal patients and in low light settings,” said David Boyer, M.D., Retina-Vitreous Associates Medical Group, California. “Importantly, the statistically significant preservation of photoreceptor anatomy measured by ellipsoid zone change highlights protection of key retinal structures associated with vision. Moreover, protection of the RPE was more robust in lesions near the fovea, a region highly correlated with visual acuity, while slowing of overall RPE loss as a lagging indicator was more pronounced over time. These encouraging findings along with the generally well-tolerated safety profile with no incidence of vasculitis hold promise to impact loss of visual acuity within the current treatment landscape.”

Key Additional Phase 2 Analyses from ARCHER Study Show ANX007 Treatment:

Provided broad-based protection against vision loss

•	Statistically significant and dose dependent protection in BCVA ≥15-letter loss

•	73% relative risk reduction in BCVA 15-letter loss, supporting time-dependent protection

•	Statistically significant slowing of low luminance visual acuity (LLVA) loss at month 12

•	Protection in both foveal and non-foveal patients from BCVA 15-letter loss

Protected key retinal structures important for vision

•	Statistically significant reduction in photoreceptor loss through 12 months based on OCT Ellipsoid Zone assessment, a direct measure of photoreceptor anatomy

•	Greater slowing of RPE loss in patients with baseline foveal involvement compared to overall population (Fundus Autofluorescence Photography Assessment)

•	>50% reduction in the number of patients with substantial RPE loss in the fovea, a region highly correlated with visual acuity

Generally well-tolerated

•	No choroidal neovascularization (CNV) increase in treated vs. sham

•	No reported cases of vasculitis

Additional Preclinical Analyses of Anti-C1q Neuroprotective Mechanism in GA

Annexon also presented first time preclinical evidence demonstrating the deposition of C1q on photoreceptor synapses and C1q mediated microglia engulfment in a non-clinical model of photoreceptor degeneration. In postmortem retina of patients with GA, C1q deposition on photoreceptor synapses and their loss is observed beyond the area of atrophy defined by the RPE, reaffirming neurodegeneration at sites outside the atrophic areas in the GA retina. Moreover, in an animal model of GA and photoreceptor damage, pharmacological inhibition of C1q protected photoreceptor synapses and preserved retinal function, supporting findings from the Phase 2 ARCHER trial and enhancing the mechanistic understanding of how ANX007 protects photoreceptor synapses and provides visual function protection in GA.

Annexon’s Global Phase 3 Plans

Annexon plans to initiate a global pivotal Phase 3 ARCHER II trial against sham control in mid-2024, and a pivotal Phase 3 head-to-head ARROW trial against SYFOVRE® (pegcetacoplan injection) in the second half of 2024. These two registrational trials are designed to confirm the Phase 2 ARCHER findings of protection against vision loss and underscore the unique neuroprotective mechanism of action of ANX007 and its competitive differentiation in visual function.

About ANX007 and Phase 2 ARCHER Trial

ANX007 is an antigen-binding fragment (Fab) antibody designed as a first-in-kind therapeutic to selectively inhibit C1q, the initiating molecule of the classical complement pathway, and a key driver of neurodegeneration. In GA, C1q binds to photoreceptor synapses early in the disease process, causing aberrant activation of the classical pathway with synapse loss, inflammation and neuronal damage that results in vision loss. Intravitreal administration of ANX007 fully stops C1q and classical pathway activation, and in animal models, its murine analog protects photoreceptor synapses and cells essential for vision. ANX007 has been granted Fast Track designation from the Food and Drug Administration and is the first therapeutic candidate for the treatment of GA to receive Priority Medicine (PRIME) designation in the EU, which provides early and proactive support to developers of promising medicines that may offer a major therapeutic advantage over existing treatments or benefit to patients without treatment options.

In the randomized, multi-center, double-masked, sham-controlled Phase 2 ARCHER clinical trial, ANX007 demonstrated consistent protection against vision loss in a broad population of patients with GA. ANX007 provided statistically significant, time and dose-dependent protection from vision loss in patients with GA, measured by best corrected visual acuity (BCVA) ≥ 15 letter loss, the widely accepted and clinically meaningful functional endpoint. Significant protection from vision loss was also shown in multiple additional prespecified measures of BCVA and visual function, including low luminance visual acuity (LLVA) and low luminance visual deficit (LLVD). ANX007’s treatment effect increased over the course of the on-treatment portion of the study, suggesting that ANX007 may provide a growing and durable treatment effect over time. While benefit gained against vision lost was maintained during the subsequent six-month off-treatment period, the rate of decline for BCVA ≥ 15-letter vision began to parallel that of sham, providing additional support for the observed on-treatment protection. ANX007 was also shown to protect key retinal structures important for vision, including significant protection from photoreceptor loss, supported by slowing of loss of foveal retinal pigment epithelium (RPE). ANX007 was generally well-tolerated through month 12, with no increase in choroidal neovascularization (CNV) rates between the treated and sham arms and no events of retinal vasculitis reported.

About Geographic Atrophy

Geographic atrophy (GA) is an advanced form of dry age-related macular degeneration (AMD), an eye disease that is the leading cause of blindness in the elderly. GA is a chronic progressive neurodegenerative disorder of the retina involving the loss of photoreceptor synapses and cells in the outer retina. GA affects an estimated one million people in the United States and eight million people globally, severely limiting their independence and causing frustration, anxiety and emotional hardship. Effective treatments that preserve vision are still needed, as no currently approved therapies have been shown in clinical trials to significantly prevent vision loss.

About Annexon

Annexon Biosciences (Nasdaq: ANNX) is a biopharmaceutical company advancing a late-stage clinical platform of novel therapies for people living with devastating classical complement-mediated neuroinflammatory diseases of the body, brain, and eye. Annexon’s novel scientific approach targets upstream C1q to block the classical complement inflammatory cascade before it starts, and its therapeutic candidates are designed to provide meaningful benefits across multiple autoimmune, neurodegenerative and ophthalmic diseases. With proof-of concept data in Guillain-Barré syndrome, Huntington’s disease and geographic atrophy, Annexon is rigorously advancing its mid-to late-stage clinical trials to bring their potential treatments to patients as quickly as possible. To learn more visit annexonbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: clinical progress of the ARCHER trial, including the anticipated Phrase 3 trial and the timing thereof; data from the ARCHER trial of ANX007 in patients with GA; ANX007’s distinct potential neuroprotective mechanism of action and potential to provide protection from vision loss; the potential for robust, dose and time dependent preservation of vision loss in the broad patient population; the potential benefits from treatment with anti-C1q therapy; and Annexon’ s ability to rigorously advance mid-to late-stage clinical trials and continue development of the company’s portfolio. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the ongoing off-treatment follow-up portion of the ARCHER trial and final results from the ARCHER trial; the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the effects of public health crises on the company’s clinical programs and business operations; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

Media Contact:

Sheryl Seapy

Real Chemistry

949-903-4750

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